Exhibit 8.1

List of certain subsidiaries of América Móvil, S.A. de C.V.

Name of Company	Jurisdiction	Ownership Interest(1)	Main Activity
AMX Tenedora, S.A de C.V	Mexico	100.0%	Holding company

Sercotel, S.A. de C.V.	Mexico	100.0	Holding company
Radiomóvil Dipsa, S.A. de C.V.	Mexico	100.0	Wireless
CTI Holdings, S.A.	Argentina	100.0	Holding company
CTI PCS, S.A.	Argentina	100.0	Wireless
CTI Compañía de Teléfonos del Interior, S.A.	Argentina	100.0	Wireless
Telecom Americas Ltd.	Bermuda	98.9	Holding company
Americel S.A.	Brazil	99.2	Wireless
Telet S.A.	Brazil	99.2	Wireless
BCP S.A.	Brazil	99.8	Wireless
Smartcom, S.A.	Chile	100.0	Wireless
Comunicación Celular S.A. (Comcel)	Colombia	99.2	Wireless
Consorcio Ecuatoriano de Telecomunicaciones, S.A. (CONECEL)	Ecuador	100.0	Wireless
Compañía de Telecomunicaciones de El Salvador (CTE)	El Salvador	95.8	Fixed-line/Wireless
TracFone Wireless, Inc.	Florida	98.2	Wireless
Telecomunicaciones de Guatemala, S.A.	Guatemala	99.1	Fixed-line
Servicios de Comunicaciones Personales Inalámbricas, S.A.	Guatemala	99.1	Wireless
Servicios de Comunicaciones de Honduras, S.A. de C.V	Honduras	100.0	Wireless
Empresa Nicaragüense de Telecomunicaciones, S.A. (ENITEL)	Nicaragua	99.3	Fixed-line/Wireless
Servicios de Comunicaciones de Nicaragua, S.A	Nicaragua	100.0	Wireless
AMX Paraguay, S.A.	Paraguay	100.0	Wireless
América Móvil Perú, S.A.C.	Peru	100.0	Wireless
AM Wireless Uruguay, S.A.	Uruguay	100.0	Wireless

(1)	Percentage of equity owned by América Móvil directly or indirectly through subsidiaries or affiliates.